Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

NEW WHALE INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

1. Name. The name of the corporation is New Whale Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Evan Yoo, c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019-6064.

6. Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7. Limitation of Liability. To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Section 7 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

8. Indemnification.

8.1 Indemnification of Corporate Agents. The Corporation shall provide indemnification of, and advance related indemnification expenses to, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director, officer, employee benefit plan fiduciary, or employee of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

8.2 Repeal or Modification. Neither any amendment or repeal of this Section 8, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Section 8, shall eliminate or reduce the effect of this Section 8 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9. Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the Bylaws.

10. Meetings of Shareholders. Meetings of shareholders shall be held within or without the State of Delaware, as the Bylaws of the Corporation shall provide. The books of the Corporation shall be kept outside the State of Delaware at such place or places as shall be designated from time to time by the Board or in the Bylaws of the Corporation.

11. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

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WITNESS the signature of this Certificate of Incorporation this 29th day of March, 2023.

/s/ Evan Yoo
Evan Yoo
Incorporator

[Signature Page to Certificate of Incorporation – New Whale Inc.]